Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Fourth Quarter and Full Year 2012 Results

LAKE MARY, FL, February 27, 2013 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter ended December 31, 2012. Sales in the fourth quarter of 2012 increased 4.7% to $80.7 million, from $77.1 million in the fourth quarter of 2011. The Company reported net income decreased to $7.8 million, or $0.46 per share, in the fourth quarter of 2012, from $9.5 million, or $0.56 per share, in the fourth quarter of 2011.

Fiscal 2012 sales were $273.4 million, an increase of 7.6% compared to fiscal 2011 sales of $254.2 million. Net income for fiscal 2012 was $23.0 million compared to $23.4 million in fiscal 2011. The decline in net income was attributable in part to legal fees of $3.7 million in fiscal 2012, compared with $1.3 million in 2011, associated with the FCPA Monitor and the Nikon Patent case, both of which were substantially and favorably resolved during 2012. Cash flow from operating activities for 2012 was $27.9 million, compared to $8.7 million in 2011.

New order bookings for the fourth quarter of 2012 were $82.1 million, an increase of $5.0 million, or 6.5%, compared to $77.1 million in the fourth quarter of 2011. New order bookings for fiscal 2012 were $276.2 million, an increase of 8.0% from $255.7 million in fiscal 2011.

“Performance in the fourth quarter and for the full year was solid in light of the economic headwinds we faced in most of our end markets. Although customer interest was strong throughout the year and our new products were well received, deal closure rates were slower reflecting continued economic uncertainty,” stated Jay Freeland, FARO’s President & CEO.

Sales of the Focus Laser Scanner were particularly strong. Gross margins on this product are lower than the Company’s other products primarily because of greater reliance on the distribution channel compared to the Company’s other products. However, those sales involve minimal associated sales and marketing expenses. Overall gross margin for the fourth quarter of 2012 was 53.4%, compared to 56.5% in the fourth quarter of 2011.

The Company’s operating margin for the fourth quarter decreased to 13.9%, compared to 16.7% in the fourth quarter of 2011 and included approximately $0.4 million of professional fees related to the Company’s patent litigation.

“Although our overall 2012 results were satisfactory, they did not meet our expectations. In 2013, we anticipate continuing market uncertainty. To address this and drive improved performance, we expect to continue to strengthen our product portfolio, increase sales coverage around the world, and tighten cost controls across the Company’s operations,” Freeland concluded.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for its products, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	production delays caused by shortages of raw materials incorporated in the Company’s products;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•

risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Malaysia, Vietnam, Thailand and Japan.

More information is available at http://www.faro.com.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$93,233	$64,540
Short-term investments	64,990	64,997
Accounts receivable, net	62,559	57,512
Inventories, net	48,894	49,934
Deferred income taxes, net	7,216	5,297
Prepaid expenses and other current assets	11,186	9,207

Total current assets	288,078	251,487

Property and Equipment:
Machinery and equipment	32,236	29,171
Furniture and fixtures	6,516	5,963
Leasehold improvements	10,897	10,233

Property and equipment at cost	49,649	45,367
Less: accumulated depreciation and amortization	(34,305)	(29,134)

Property and equipment, net	15,344	16,233

Goodwill	18,816	18,610
Intangible assets, net	7,048	6,849
Service inventory	19,125	17,316
Deferred income taxes, net	2,396	2,296

Total Assets	$350,807	$312,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,413	$13,396
Accrued liabilities	18,216	18,076
Income taxes payable	4,886	2,682
Current portion of unearned service revenues	19,460	15,638
Customer deposits	2,662	4,072
Current portion of obligations under capital leases	45	84

Total current liabilities	55,682	53,948
Unearned service revenues - less current portion	11,221	9,540
Deferred tax liability, net	1,149	1,148
Obligations under capital leases - less current portion	19	257

Total Liabilities	68,071	64,893

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,653,879 and 17,381,110 issued; 16,973,644 and 16,700,875 outstanding, respectively	18	17
Additional paid-in capital	181,094	169,780
Retained earnings	104,358	81,360
Accumulated other comprehensive income	6,341	5,816
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	282,736	247,898

Total Liabilities and Shareholders’ Equity	$350,807	$312,791

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
SALES
Product	$68,775	$65,953	$227,905	$212,635
Service	11,895	11,127	45,490	41,529

Total Sales	80,670	77,080	273,395	254,164

COST OF SALES
Product	30,170	25,881	94,103	82,408
Service	7,431	7,687	29,673	28,067

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	37,601	33,568	123,776	110,475

GROSS PROFIT	43,069	43,512	149,619	143,689

OPERATING EXPENSES:
Selling	18,413	17,960	64,446	62,117
General and administrative	7,037	6,875	29,065	26,806
Depreciation and amortization	1,812	1,665	6,976	6,712
Research and development	4,580	4,159	17,578	15,196

Total operating expenses	31,842	30,659	118,065	110,831

INCOME FROM OPERATIONS	11,227	12,853	31,554	32,858

OTHER (INCOME) EXPENSE
Interest income	(19)	(17)	(160)	(101)
Other expense, net	529	442	744	1,217
Interest expense	6	4	28	37

INCOME BEFORE INCOME TAX EXPENSE	10,711	12,424	30,942	31,705

INCOME TAX EXPENSE	2,870	2,952	7,944	8,328

NET INCOME	$7,841	$9,472	$22,998	$23,377

NET INCOME PER SHARE - BASIC	$0.46	$0.57	$1.36	$1.42

NET INCOME PER SHARE - DILUTED	$0.46	$0.56	$1.34	$1.39

Weighted average shares - Basic	16,966,063	16,668,567	16,910,830	16,503,773

Weighted average shares - Diluted	17,074,074	16,940,438	17,129,128	16,868,430

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2012	2011	2010
CASH FLOWS FROM:

OPERATING ACTIVITIES:
Net income	$22,998	$23,377	$11,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,976	6,712	6,326
Compensation for stock options and restricted stock units	4,018	2,727	2,392
Provision for (net recovery of) bad debts	(23)	2,169	2,408
Deferred income tax benefit	(2,016)	(672)	(693)

Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(4,840)	(8,979)	(13,018)
Inventories, net	(844)	(27,329)	(6,273)
Prepaid expenses and other current assets	(1,870)	(1,417)	(2,172)
Income tax benefit from exercise of stock options	(1,135)	(1,593)	(133)

Increase (decrease) in:
Accounts payable and accrued liabilities	(3,079)	4,644	10,435
Income taxes payable	3,497	2,998	829
Customer deposits	(1,374)	668	1,474
Unearned service revenues	5,565	5,384	2,338

Net cash provided by (used in) operating activities	27,873	8,689	14,981

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,843)	(4,474)	(4,047)
Payments for intangible assets	(1,361)	(890)	(979)

Net cash used in investing activities	(5,204)	(5,364)	(5,026)

FINANCING ACTIVITIES:
Proceeds from notes payable	—	—	2,490
Payments on notes payable	—	—	(2,490)
Payments on capital leases	(132)	(163)	(84)
Income tax benefit from exercise of stock options	1,135	1,593	133
Proceeds from issuance of stock, net	6,162	9,150	1,405

Net cash provided by financing activities	7,165	10,580	1,454

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,141)	(87)	4,235

INCREASE IN CASH AND CASH EQUIVALENTS	28,693	13,818	15,644

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	64,540	50,722	35,078

CASH AND CASH EQUIVALENTS, END OF YEAR	$93,233	$64,540	$50,722